UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 15, 2002
(Date of Report - Date of earliest event reported on)

COMMUNITY BANCORP.

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable
(Former name, former address, if changed since last report)

Item 5. Other Events

Adoption of Amended and Restated By-Laws

On October 15, 2002, the Board of Directors of Community Bancorp. (the "Company") adopted Amended and Restated By-laws, superceding By-laws that had previously been amended and restated through April 5, 1994 and further amended through September 15, 2000. Among other things, the restated By-laws:

*	reflect an updated Board committee structure, including provisions governing the establishment of an audit committee, a compensation committee and a nominating/ corporate governance committee.
*

add a 120-day advance notice procedure for shareholder nomination of director candidates. Assuming that the Company's next annual meeting of shareholders takes place on May 1, 2003, as presently expected, the deadline for submissions of director nominations under this provision will be January 1, 2003.

*

add a 120-day advance notice procedure for shareholder proposals outside the scope of SEC Rule 14a-8 (which governs deadlines for proposals that a shareholder seeks to include in the Company's proxy statement). Assuming that the Company's next annual meeting of shareholders takes place on May 1, 2003, as presently expected, the deadline for submission of shareholder proposals under that provision will be January 1, 2003.

*

add a provision authorizing the "householding" of proxy statements, annual reports and other reports to shareholders. "Householding" is the delivery of a single document to an address shared by two or more Company shareholders who the Company believes are members of the same family, unless the Company has received contrary instructions from the affected shareholders, all in accordance with the requirements of Regulation 14A or 14C under the Securities Exchange Act of 1934.

*	authorize the Company to serve as its own stock transfer agent.
*

add a provision for emergency preparedness in the event of regional or national disaster, war or terrorism, authorizing any three available directors to constitute an emergency executive committee to exercise the authority of the Board of Directors, if it is impracticable for the full Board of Directors (or an executive committee if one has been appointed) to meet during the emergency.

The foregoing description of the Amended and Restated By-laws does not purport to be complete and is qualified in its entirety by reference to the text of the Amended and Restated By-laws, which is included in this report as Exhibit 3(ii).

Stock Buyback Program

On November 6, 2002, the Company announced that the Board of Directors has approved an extension of the Company's existing stock buyback program, authorizing (but not requiring) the Company to repurchase up to an additional 200,000 shares of its issued and outstanding shares of common stock. That authorization is in addition to the approximately 53,061 shares remaining for repurchase under the Board's April, 2000 authorization to repurchase up to 205,000 shares of the Company's common stock. Future repurchases under the new authorization and the remaining authorization from 2000 are subject to an aggregate limit of $3.77 million. Additional information about the Company's stock buyback program is contained in the Company's press release, filed as Exhibit 99.1 to this report.

Letter to Shareholders

In a letter dated November 2002, President Richard White addressed the shareholders of Community Bancorp. informing them of several upcoming matters of importance. Among the items discussed were the Amended and Restated By-laws and the stock buyback program referenced above. President White also discussed the Company's intention to list its common stock on a new exchange called BBX, a NASDAQ affiliate in the process of formation. Additional information regarding these issues and a few others are contained in a letter to shareholders, filed as Exhibit 99.2 to this report.

Exhibits

Exhibit 3 (ii) - Amended and Restate By-laws
Exhibit 99.1 - Press release
Exhibit 99.2 - Letter to Shareholders

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: November 6, 2002	/s/Richard C. White
Richard C. White,
President